Exhibit 10.26

Oral Agreement to Extend Independent Contactor Agreement

On February 15, 2008, Little Squaw Gold Mining Company and Richard R. Walters orally agreed to extend Independent Contactor Agreement dated June 30, 2003 for a period of one year, retroactively to January 1, 2008 and ending December 31, 2008.  In addition, Little Squaw Gold Mining Company approved an increase in the contractor fee paid to Mr. Walters to $600 per day worked, prorated for each partial day worked, with opportunity to review and modify the fee on a quarterly basis due to potential wide variability in the ongoing activities of the Company.

The agreement was approved by resolution of the board of directors of Little Squaw Gold Mining Company dated February 15, 2008.